Exhibit 10.8
TRANSITION AND SEPARATION AGREEMENT
THIS TRANSITION AND SEPARATION AGREEMENT (this “Agreement”) dated as of March 1, 2022 (“Effective Date”) is entered into between Charles N. Eldred (“Executive”) and PNM Resources, Inc. (“Company”).
Recitals:
A.     Executive is currently employed as the Company’s Executive Vice President, Corporate Development and Finance (“Executive’s Position”).
B.     Company intends to permanently eliminate Executive’s Position on or about July 1, 2022 (“Separation Date”). Company and Executive have mutually agreed to a transition of Executive’s employment with Company and termination of his employment with Company pursuant to the elimination of his position, effective as of the Separation Date; and
C.     Company and Executive desire to enter into this Agreement to set forth the terms of their respective rights and obligations with respect to the termination of Executive’s employment with Company.
In consideration of the foregoing premises, the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
Agreement
1.     Transition Period and Separation of Employment.
A.     Between the Effective Date and the Separation Date (the “Transition Period”), Executive will remain an employee of Company. Company shall continue to pay Executive the base salary, reimbursable business expenses and all employee benefits provided to Executive as of the Effective Date in accordance with Company’s standard practices.
B.        During the Transition Period, Executive will abide by the terms of this Agreement and all Company policies and procedures. Executive will likewise devote his best efforts to the performance of his job duties with Company.
C.        Effective as of the close of business on the Separation Date, Executive’s employment with Company will automatically be terminated by mutual agreement between Company and Executive. Effective as of the Separation Date, Executive shall be deemed to have resigned from all positions that Executive held as an officer, director and/or member of any committee of Company and of each of Company’s subsidiaries; provided, however, Executive agrees to take all actions that are deemed reasonably necessary by Company to effectuate or evidence such resignations.
D.     On the Separation Date, Executive agrees to execute and submit to Company an Updated and Restated Restrictive Covenant Agreement (“Restrictive Covenant Agreement”) in substantially the form attached hereto as Exhibit A and which will be provided to Executive on or before the Separation Date. The Parties agree that consideration for the Restrictive Covenant Agreement includes a gross payment of $1,045,000.00, payable as follows:

•    $522,500.00, less applicable withholding, within sixty (60) days following the Separation Date, and
•    $522,500.00, less applicable withholding, on or after March 1, 2023 but not later than March 14, 2023.
E.     The Parties further agree that Executive’s separation will be an “Impaction,” as defined in the PNM Resources, Inc. Non-Union Severance Pay Plan (the “Plan”) and, provided Executive complies with all terms of the Plan, including his execution of a release of all claims to be provided to Executive on or around the Separation Date, Executive will be eligible for severance under the Plan.
2.    Post-Termination Consulting/Cooperation. Commencing on the Separation Date and ending on the twelve (12) month anniversary thereof, Executive agrees to voluntarily make himself available to consult with Company as reasonably requested by Company from time to time for no additional compensation, save reimbursement for any actual and reasonable costs incurred by Executive.
3.    Voluntary and Knowing: Executive enters into this Agreement knowingly and voluntarily and agrees that Company has made no other representations to induce or influence Executive’s execution of this Agreement.
4.    No Admissions. This Agreement is not intended to be, and should not be construed as, an admission of liability by either party.
Agreed and approved as follows:

    /s/ Charles N. Eldred
Charles N. Eldred

Date:    4/19/2022

PNM Resources, Inc.

By:    /s/ Patrciia K. Collawn

Printed Name:     Patricia K. Collawn

Its:         Chairman, President and CEO

Date:    4/20/2022

EXHIBIT A

UPDATED AND RESTATED RESTRICTIVE COVENANT AGREEMENT

UPDATED AND RESTATED RESTRICTIVE COVENANT AGREEMENT
This Updated and Restated Restrictive Covenant Agreement (this “Agreement”), is entered into effective as of July 1, 2022 by and between PNM Resources, Inc. (the “Company”) and Charles N. Eldred (“Executive”).
RECITALS
1.    Executive is a highly compensated employee of the Company or its affiliates and was last employed as its Executive Vice President, Corporate Development and Finance.
2.    Executive previously executed a Restrictive Covenant Agreement on or about May 15, 2012 (“Original Agreement”).
3.    Executive has agreed that, in exchange for the payment of $1,045,000 and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Executive will comply with the terms set forth in this Agreement which modify and update the terms of the Original Agreement.
AGREEMENT
NOW, THEREFORE, Company and Executive agree as follows:
1.NON-COMPETITION. Executive agrees that for a period of eighteen (18) months following the termination of Executive’s employment for any reason, Executive will not, without the prior written consent of Company: (1) engage in a “Competing Business” (as defined below) in the “Restricted Territory” (as defined below), and (2) act as an attorney, agent, consultant, advisor or employee to or of a business entity, non-profit organization or governmental entity with respect to any matter in which the Executive participated personally and substantially while employed by the Company.
For purposes of this Agreement, Executive shall be deemed to be engaged in a “Competing Business” if, in any capacity, including but not limited to, proprietor, shareholder, partner, officer, lender, guarantor of debts or obligations, director, employee, or agent, Executive engages or participates directly or indirectly in the operation, ownership or management of any proprietorship, partnership, corporation, limited liability company, or other business entity that engages in any Competing Business within the Restricted Territory. “Competing Business” includes any business in which the Company, including its Affiliates, is engaged, including but not limited to activities related to the provision of electricity and energy efficiency products and services and the generation, transmission and distribution of electricity.
2.NON-SOLICITATION OF CUSTOMERS. Executive agrees that for a period of eighteen (18) months following the termination of Executive’s employment for any reason, Executive will not directly or indirectly, through Executive’s own efforts or through the efforts of another person or entity, solicit business in the Restricted Territory for or in connection with any Competing Business from any Company Customer (as defined below). In addition, for a period of eighteen (18) months following the termination of Executive’s employment for any reason, Executive will not solicit business for or in connection with a Competing Business from any individual or entity which may have been solicited by Executive on behalf of Company.

“Company Customer” shall include (1) any current customer of Company; (2) any former customer of Company whose business with Company ceased less than six months before the date of such solicitation; or (3) any prospective customer of Company which Executive was involved in soliciting or which Executive was aware that Company was soliciting. “Company Customer” also shall include, in addition to the corporate or entity customer itself, the individual representative of the corporate or entity customer and his or her successor or equivalent within the organizational subdivision of the corporate or entity customer on behalf of which he or she patronized Company, any organizational subdivision of the corporate or entity customer on behalf of which such individual representative has patronized Company, and any organizational subdivision of the corporate or entity customer referred to Executive by such individual representative.
3.NON-SOLICITATION OF COMPANY EMPLOYEES. Executive acknowledges that Company has a legitimate protectable interest in maintaining a stable and undisrupted workforce. Executive agrees that for a period of twenty-four (24) months following the termination of Executive’s employment for any reason, Executive will not, directly or indirectly, on behalf of himself or on behalf of any other person, entity, or organization, and whether through Executive’s own efforts or through the efforts of another person or entity employ, solicit for employment, or otherwise seek to employ or retain any employees of the Company who were employed with the Company at any time in the six months prior to Executive’s termination of employment from the Company (“Company Employee”), or in any way assist or facilitate any such employment, solicitation, or retention effort.
Executive further agrees that for a period of twenty-four (24) months following the termination of Executive’s employment for any reason, Executive shall not, directly or indirectly, engage in any conduct intended or reasonably calculated to induce or urge any Company Employee to discontinue, in whole or in part, his/her employment relationship with the Company.

4.RESTRICTED TERRITORY DEFINED. For purposes of Sections 1 and 2 (collectively, the “Restrictive Covenants”), the term “Restricted Territory” shall mean the States of New Mexico and Texas.
5.REMEDIES; REASONABLENESS. Executive acknowledges and agrees that a breach by Executive of the Restrictive Covenants of this Agreement will constitute irreparable damage to Company, the exact amount of which will be impossible to ascertain and, for that reason, agrees that Company will be entitled to an injunction to be issued by any court of competent jurisdiction restraining and enjoining Executive from violating the provisions of the Restrictive Covenants. The right to an injunction shall be in addition to and not in lieu of any other remedy available to Company for such breach or threatened breach, including the recovery of damages from Executive.
Executive expressly acknowledges and agrees that: (1) the provisions of the Restrictive Covenants contained herein are reasonable as to time and geographical area and do not place any unreasonable burden upon Executive, (2) the general public will not be harmed as a result of enforcement of these Restrictive Covenants, and (3) Executive understands and hereby agrees to each and every term and condition of the Restrictive Covenants set forth in this Agreement.

6.CONFIDENTIAL INFORMATION.
(a)Proprietary Information. Executive and Company hereby acknowledge and agree that in connection with the performance of Executive’s services for Company, Executive shall be and has been provided with or shall otherwise be and has otherwise been exposed to or receive certain proprietary information of Company. Such proprietary information includes, without limitation, any written, oral, electronic or any other form of information including the following: (1) past, present and future customer lists, consultant lists, and customer information as compiled by Company, including proposals for services, pricing, customer contact information, customer lists, sale and contract terms and conditions, contract expirations, and other compiled customer information; (2) Company’s own internal practices, procedures, and strategies; (3) Company’s financial condition and financial results of operation; (4) credit information and technical environments concerning Company or Company’s clients; (5) supply of material information, including sources and costs; (6) information in any form relating to Trade Secrets (as defined below), Intellectual Property (as defined below), confidential information, ideas, designs, products, descriptions, parts, test data, reports, recommendations, the Company’s research and development, strategic planning, finance, marketing, and promotional activities and strategies, whether now existing, or planned, developed, or made available anytime in the future to the Company; (7) acquisition plans and other strategic plans; (8) all information which is designated as confidential, which the Executive has a reasonable basis to consider confidential or which is treated by the Company as confidential, including confidential or proprietary information from third parties, Company Customers, or Company vendors; and (9) any and all information that has independent economic value to the Company, that is not generally known to and not readily ascertainable by proper means by an individual or entity who can obtain economic value from its disclosure or use (all of the foregoing shall be deemed “Proprietary Information” for purposes of this Agreement). The term “Proprietary Information” does not include information which (1) becomes generally available to the public other than as a result of a disclosure by Executive contrary to the terms of this Agreement, (2) was available on a non-confidential basis prior to its disclosure, or (3) becomes available on a non-confidential basis from a source other than Executive, provided that such source is not contractually obligated to keep such information confidential. Executive hereby agrees that, without the prior written consent of Company, any and all Proprietary Information shall be and shall forever remain the property of Company, and that during and after the Executive’s employment with Company, Executive shall not in any way disclose or reveal the Proprietary Information other than to Company’s executives, officers and other employees and agents in the normal course of Executive’s employment, or as required pursuant to an order issued by a court of competent jurisdiction or other governmental agency.
(b)Trade Secrets. Executive, prior to and during this Agreement, has had and will have access to and become acquainted with various trade secrets which are owned by Company and are regularly used in the operation of its business and which may give Company an opportunity to obtain an advantage over competitors who do not know or use such trade secrets. Executive agrees and acknowledges that Executive has been granted access to these valuable trade secrets only by virtue of the confidential relationship created by Executive’s employment with Company. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the Executive’s employment with Company or at any time thereafter, except as required in the course of employment by Company and for its benefit, or as required pursuant to an order issued by a court of competent jurisdiction or other governmental agency.

(c)Intellectual Property. “Intellectual Property” shall include inventions (whether or not patentable), patents, copyrights, trademarks (together with the good will of the business symbolized by said trademarks), domain names, trade secrets, rights of publicity, database rights, works of authorship, mask works, moral rights, designs, discoveries, know-how, show-how, ideas and information made or conceived or reduced to practice and all related or other intellectual and industrial property rights of any sort throughout the world, including all improvements and/or derivative works growing out of or relating to the foregoing, in whole or in part, conceived, created, developed, discovered or reduced to practice during the term of employment with Company and, to the extent allowed by law, during any restricted period identified in ¶1, so far as it (1) relates, directly or indirectly, to Company’s business, (2) results from or are suggested by any work assigned to or performed by Executive for Company, or (3) is used to develop or improve any Company equipment, supplies, facility, product, software, service, or trade secret, whether or not such Intellectual Property is developed entirely on Employee’s own time and with or without use of Company property.
Executive acknowledges and agrees that all Intellectual Property, whether the same is derived from the use of Proprietary Information or otherwise developed or conceived of by Executive, shall be and shall remain the exclusive property of Company. Executive further agrees that for a period of 12 months after the employment period, there shall be an irrebuttable presumption that all Intellectual Property that relates to services rendered hereunder developed, formulated, created, or conceived of by Executive were derived from the use of Proprietary Information or were otherwise developed, formulated, created, or conceived of by Executive during the Executive’s employment with Company, and, as such, the same shall be and shall remain the exclusive property of Company. Executive shall promptly disclose to Company all written and graphic materials, computer software, inventions, discoveries and improvements authored, prepared, conceived or made by, for or at the direction of Executive during the Executive’s employment with Company and which are related to the Intellectual Property or the business of Company, and shall execute all such documents and instruments, including but not limited to any assignments and invention disclosure documents, as Company may reasonably determine are necessary or desirable in order to give effect to the preceding sentence or to preserve, protect or enforce Company’s rights with respect to any such work and any Intellectual Property therein.
(d)Ownership of Documents. Company shall own all papers, records, books, drawings, documents, manuals, and anything of a similar nature (collectively, the “Documents”) prepared by Executive in connection with the Executive’s employment. The Documents shall be the property of Company and are not to be used on other projects except upon Company’s prior written consent. Upon termination of the Executive’s employment, Executive shall surrender to Company any and all Documents or other property of whatsoever kind now or hereafter in Executive’s possession, custody, or control which contain or reflect in any manner whatsoever Proprietary Information or information which in any way relates to Company’s business.
7.GENERAL PROVISIONS.
(a)No Conflicting Agreements. Executive acknowledges that he has no commitments or obligations inconsistent with this Agreement and hereby agrees to indemnify and hold the Company harmless against any and all loss, damage, liability, or expense arising from any claim based upon circumstances alleged to be inconsistent with such acknowledgement.

(b)Severability. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken. All portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms to give as much effect as possible to the intentions of the parties under this Agreement.
(c)Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Mexico.
(d)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
(e)Survival of Terms. The terms and conditions set forth in this Agreement shall survive this Agreement and continue to be binding upon Executive after the expiration or termination of this Agreement, whether by passage of time or otherwise.
(f)Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of the Agreement.
(g)Interpretative Matters. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.
8.“COMPANY” INCLUDES AFFILIATES. For purposes of this Agreement, the term “Company” shall mean PNM Resources, Inc. and any Affiliate of PNM Resources, Inc. The term “Affiliate” shall be given the meaning ascribed to it in the PNM Resources, Inc. Officer Retention Plan.

IN WITNESS WHEREOF, the parties have executed and sealed this Agreement to be signed by its duly authorized representative and Executive has signed this Agreement as of the ____ day of July, 2022.
PNM RESOURCES, INC.
By:
Name:    Patricia K. Collawn
Its:    Chairman, President and CEO

EXECUTIVE

Charles N. Eldred